UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2026

Pattern Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42852	83-2556861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 West Innovation Way, Suite 500 Lehi, UT	84043
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (866) 765-1355
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A common stock, par value $0.001 per share	PTRN	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Daniel Gay notified Pattern Group Inc. (the “Company”) on March 12, 2026 of his intent not to stand for reelection at the Company’s upcoming annual shareholder meeting. Following discussion between Mr. Gay and the Company, Mr. Gay subsequently notified the Company on March 16, 2026 of his resignation as a director of the Company, including all committee positions on which he serves, effective immediately. Mr. Gay’s resignation was for personal reasons and was not the result of any disagreements with the Company on any of the Company’s operations, policies or practices. Mr. Gay was a participant in the Company’s first fundraise in 2020 and the Company thanks him for his leadership and service to the Company.
As a result of Mr. Gay’s resignation, the Board of Directors (the “Board”) of the Company (i) reduced the authorized number of directors of the Board from seven (7) to six (6) directors in accordance with the Company’s amended and restated bylaws, and (ii) appointed John Bailey to serve as a member of the Audit Committee of the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2026

Pattern Group Inc.

	By:	/s/ Ben Craven
	Name:	Ben Craven
	Title:	General Counsel